Exhibit 10.16

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

MASTER MANUFACTURING AGREEMENT

This Master Manufacturing Agreement (“Agreement”) is entered into as of Jan 01, 2013 (“Effective Date”) by and between Xtera Communications, Inc. (“Xtera”) with a place of business at 500 W. Bethany Drive, Suite 100 Allen, Texas 75013 and NSG Technology, Inc. (“NSGT”) with an office at 1705 Junction Ct. Suite 200, San Jose, CA 95112 forms a binding contract between the parties for manufacture and supply of the Products between Xtera and NSGT.

NOW THEREFORE, in consideration of the premises and mutual covenants, both parties agree as follows:

1.	Definitions.

Capitalized terms used in this Agreement shall have the meanings as set forth below:

1.1 “Product” shall mean the product supplied by NSGT to Xtera as set forth in the Order accepted by NSGT.

1.2 “Confidential Information” shall include, tangible or intangible and whether or how stored, complied or memorialized (i) proprietary information or document controlled or owned by one party, including but not limited to formula, pattern, program, process, chart, figure, software, report, method, strategy, plan, concept, device, tool, specification, drawing, design, model, prototype, sample, analysis code, invention, patent application and license relating to such party’s products, technology, quality control, testing, factory, procurement, production, distribution, financial situation, research and development, personnel, legal affairs and customers, (ii) discussion, negotiation and agreements between both parties, (iii) any information in relation to NSGT’s factories, layout, equipment, operation and facility, and (iv) the existence of this Agreement and the terms and conditions herein.

1.3 “Delivery Date” shall mean the date for the delivery of the Products as specified in an Order and accepted by NSGT.

1.4 “Development” means any invention, improvement, works of authorship, know-how, techniques, innovations, technique, process, procedure, concept, idea, implementation, design, specification, discovery, algorithm, code, documentation or formula developed, conceived of, reduced to practice, or created by or on behalf of NSGT and/or its Subcontractors in the course of, or as a result of, performing the Services hereunder, whether alone or in conjunction with others.

1.5 “Subcontractor” shall mean any subcontractor used by NSGT to perform Services hereunder.

1.6 “Intellectual Property Rights” shall mean and include (i) copyright, Moral Rights, patent and patent applications, registered design and registered design application, trademarks, trade secrets, works of authorship (whether copyrighted or copyrightable) and know-how including but not limited to inventions, discoveries, designs, plans, computer programs

(including source and object code), diagrams and processes; (ii) rights relating to possession, ownership and use of the forgoing items including without limitation, the right to license, sublicense, franchise, assign, divide, pledge, mortgage, sell, offer to sell, transfer, convey, grant, import, make or have made, enforce and register such items.

1.7 “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country, province or state in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

1.8 “Order” shall mean an purchase order issued by Xtera and binding on Xtera for acceptance by NSGT for the Product to be manufactured and supplied by NSGT, which includes the Product price, quantity, delivery date and other items related thereto pursuant to the terms and conditions hereof.

1.9 “Specifications” shall mean any requirements for the manufacture and/or quality of the Product including without limitation, drawings, samples, quality requirement and technical manuals mutually agreed by the parties, which shall be used by Xtera for acceptance of the Product.

1.10 “Services” means the development, materials procurement, manufacture, assembly, delivery, staging testing, packaging, shipping and support services provided by NGST hereunder and any other services that may be set forth in an Order.

1.11 “Xtera Designated Supplier” shall mean a supplier listed on a Xtera bill of materials, which supplies components or other materials that Xtera intends NSGT to incorporate into a Product.

In this Agreement, any reference to the singular is intended to encompass the plural and vice versa.

2.	Order.

2.1 Xtera shall specify in the Order the Products, quantity, price, delivery date, Lead Time (subject to Section 7.2 hereof), part number and such other information as the parties may agree from time to time. Time is of the essence for the delivery of Products set forth in an Order. Xtera can deliver to NSGT the Orders by mail, facsimile or any other electronic means as mutually agreed.

2.2 The Order shall not be binding on NSGT unless it is accepted by a written confirmation to Xtera. NSGT will accept any Order that materially conforms to the pricing and lead-time terms hereof. Upon acceptance, Orders shall be binding upon NGST. Except for quantity, price, delivery date, part number and such other information as the parties may agree from time to time, no additional or different terms or conditions proposed by Xtera in the Order shall apply unless agreed to by NSGT in writing. Orders will be deemed to be accepted if not rejected by written confirmation by NSGT within five (5) business days after NSGT’s receipt of such Order.

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

3.	Material Procurement.

3.1 Purchase of Materials. Unless notified by Xtera of cancellation or rescheduling, NSGT shall purchase the materials required to meet the demand in the accepted Order as far in advance as the component lead-time for each component necessary to manufacture the Product, or otherwise instructed in writing by Xtera. [****]

3.2 Xtera’s Responsibility for E&O Inventory. After NSGT’s exercise of all Mitigation Efforts (as defined below), Xtera shall be responsible for reimbursing NSGT the cost for all remaining materials, including but not limited to common parts, unique parts and long lead-time materials (“Parts”), purchased by NSGT as required by the accepted Orders which are excess or obsolete inventory due to Order cancellation, rescheduling, Products’ EOL (“end of life”) or engineering change of Products, initiated by Xtera, (“E&O Inventory”). NSGT will use all reasonable efforts and perform all necessary due diligence to mitigate Xtera’s liability to the greatest extent possible with respect to any E&O Inventory that are not actually used in the Products, including without limitation use in subsequent Orders, resale of non-proprietary materials and/or Parts to third parties, cancellation of outstanding orders for such materials and/or Parts, the return of such materials and/or Parts back to the original vendor, and the use of such non-proprietary material and Parts in the manufacture of other products (collectively “Mitigation Efforts”). [****] Xtera agrees to pay:

(i) One hundred percent (100%) of the cost of all Parts in NSGT and/or Subcontractor’s possession and not returnable to the NSGT’s vendors or reusable for other products, whether in raw form or work in process; and

(ii) One hundred percent (100%) of the cost of all Parts on order and not cancelable.

3.3 Payment for E&O Inventory. NSGT shall provide a report, once every six (6) months, to Xtera specifying the quantity of E&O Inventory currently on hand. Within thirty (30) days following the date on which NSGT provides such report, provided that NSGT has performed Mitigation Efforts for a period of at least two (2) weeks or otherwise agreed to by Xtera, Xtera will issue to NSGT a purchase order and make payment within [****] after receipt of NSGT’s report for: (i) any remaining E&O Inventory at the cost as set forth in Section 3.2 and 3.4, and (ii) provided NSGT receives Xtera’s prior written consent, under-recoveries resulting from the sale of E&O Inventory or returns to the material vendor as part of the Mitigation Efforts at prices less than originally paid by NSGT and relating to reasonable re-stocking or return charges. Upon purchase by Xtera under this subsection, E&O Inventory will either be returned to Xtera, placed in consignment at NSGT, or scrapped, at Xtera’s direction and expense.

3.4 [****] Xtera agrees:

(a) To purchase all finished goods inventory at one hundred percent (100%) of the price for all finished products in NSGT’s and/or Subcontractor’s possession; and

(b) NSGT is entitled to raise invoices for such Products, at which point Product is withdrawn from the NSGT facility or warehouse or is deemed purchased, at which time title to the Products shall be transferred to Xtera.

4.	Material Management.

4.1 NSGT will comply with the following obligations to ensure good component material management for the Products, (a) perform component level failure analysis, (b) make its best efforts to work with Xtera’s other related vendors of the Products to reduce component lead-times and costs, and (c) implement materials management consistent with standard industry inventory management practices, including but not be limited to the use of, FIFO, minimum order quantities, and long lead-time component management.

4.2 Xtera will be solely responsible for all costs relating to the collection and replacement of Product and Parts due to any Product or Part design issue attributable to designs provided by Xtera and Parts supplied by an Xtera Designated Supplier. NSGT shall be solely responsible for all costs relating to the collection and replacement of Product and/or Parts due to any defect in workmanship and shall arrange and perform all returns material authorization procedures with suppliers, including Xtera Designated Suppliers. NSGT will partner with Xtera to drive for root cause on material related issues.

5.	Manufacturing Obligations.

5.1 NSGT shall perform the Services for the Products on a turnkey basis in strict compliance with the Specifications and the work instructions agreed between Xtera and NSGT for each Product. NSGT will use only ISO 9002 manufacturing sites to perform Services under this Agreement. Xtera will consign the test equipment to support production and provide technical assistance as reasonably required for operation of such test equipment. All such Xtera provided equipment (as set out in Exhibit A, Xtera Provided Equipment) and as modified by Xtera from time to time, upon written notice to NSGT will remain the property of Xtera and shall be returned to Xtera or its designee (as requested by Xtera) upon any termination or expiration of this Agreement. Xtera will be responsible for the initial set up and configuration of the Xtera Provided Equipment, with NSGT’s reasonable cooperation. Except as expressly set forth herein, NSGT will provide all manufacturing technology, standard and common equipment, labor, materials and facilities necessary to perform the Services.

5.2 Both parties hereby acknowledge that Subcontractors will be used by NSGT to render Services for Phase 1 and potentially in Phase 2 of the Orders with NSGT. Except as expressly set forth herein, in no event shall NSGT be relieved of its obligations under this Agreement as a result of its use of any Subcontractors and NSGT shall supervise the activities and performance of each Subcontractor and shall be liable with each such Subcontractor for any act or failure to act by such Subcontractor. NSGT shall require Subcontractors (i) to follow NSGT policies and procedures, and (ii) to execute a written agreement with NSGT (the “Subcontractor Agreement”) that is no less protective of Xtera’s rights in this Agreement,

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

including without limitation the assignment of Developments and protection of Xtera’s Confidential Information as set forth herein. NSGT shall immediately notify Xtera in writing if the Subcontractor breaches any provision of the Subcontractor Agreement or any act or omission, which if were an act or omission of NSGT would be deemed a breach of this Agreement, and shall describe the particulars of any such breach. Notwithstanding Xtera’ third party status and without limiting any of Xtera’ rights and remedies under this Agreement, NSGT shall vigorously enforce the provisions of the Subcontractor Agreement against Subcontractor at NSGT’s sole cost and shall ensure compliance with the terms of this Agreement.

5.3 NSGT shall also provide the support Services set forth in Exhibit C for the Products agreed by NSGT and Xtera.

5.4 NSGT shall notify Xtera immediately of any design bugs in Products and/or Services in the event that such bugs shall not be fixed by NSGT within two (2) weeks after first fail test occurs (“Debugging Period”). NSGT shall use its best endeavors to provide debugging support for Xtera during Debugging Period and, in the event that such bugs shall not be fixed within Debugging Period, NSGT shall have the right to invoice Xtera, and Xtera shall pay to NSGT for such debug-failed Products not later than [****] after receipt of NSGT’s first notice for bugs.

5.5 Throughout the Term, NSGT, at its own expense, will strive for continuous quality improvement, and to achieve the mutually agreed upon cost, quality and responsiveness targets. Throughout the Term, NSGT agrees to at least a five percent (5%) annual cost reduction in the Products. During periodic business reviews Xtera will review NSGT’s efforts and accomplishments in meeting such targets. NSGT and Xtera agree to aggressively pursue opportunities to further reduce the price of the Products.

6.	Standards for Performance.

6.1 General Performance Requirements. NSGT shall provide proper training and education to all persons performing Services, and shall ensure that such persons have sufficient experience and expertise to perform the Services in an efficient and effective manner. NSGT covenants and warrants that NSGT will perform all Services in accordance with the standards and practices of care, skill, and diligence customarily observed by similar firms under similar circumstances at the time the Services are rendered. Xtera’s acceptance of and/or payment for NSGT’s workmanship, materials/Parts, or Product shall not relieve NSGT of the warranty obligations herein.

6.2 General Warranties. NSGT warrants that:

(a) NSGT has the power and authority to enter into this Agreement;

(b) NSGT has sufficient capacity to perform the Services and to deliver Products as specified in each applicable Order; and

(c) Each of NSGT’s employees, Subcontractors or agents involved in the Services provided to Xtera under this Agreement have signed an agreement with NSGT agreeing to abide by ownership and confidentiality requirements with respect to Other Developments (as defined in Section 11.2) and Xtera’s Confidential Information that are at least as protective of Xtera’s rights as the obligations set forth in this Agreement.

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

6.3 Product Warranties. For [****] from the date a Product is received by Xtera, NSGT warrants to Xtera that each Product provided by NSGT to Xtera or its designee(s):

(a) shall be free from defects in workmanship and free from defects in materials; and

(b) shall fully conform to all applicable Specifications and other criteria set forth in the applicable Order.

6.4 Remedies. Xtera shall notify NSGT in writing of any defect or nonconformity in the Product resulting from defects in materials or workmanship or NSGT’s failure to conform to the Specifications, such notice to contain a reasonable description and/or samples of the defect or nonconformity. If the Product cannot be repaired or replaced with twenty (20) day’s receipt of the Product for NSGT to comply with the Specifications and remedy any defects, NSGT will reimburse or credit Xtera as the amount paid by Xtera for such Products and shall reimburse Xtera for all costs of cover to repair or replace any such defective Product. Additionally, within twenty (20) days of receipt of notice of defect or nonconformity in any Product resulting from defects in workmanship or breach of any above referenced warranty, NSGT will provide a written root cause analysis and corrective action plan. The foregoing remedies are in addition to any other remedies provided for under this Agreement. Notwithstanding the foregoing, in the event that Xtera selects a vendor of materials over NSGT’s written objection prior to purchase of such materials, NSGT will not be responsible for defects in materials but will use its best efforts to cooperate in good faith with Xtera to pursue remedies against the vendor.

6.5 Exclusions. For clarification, NSGT’s warranty for Product does not extend to:

(a) any defect caused by abuse, misuse, unauthorized or faulty repairs outside of NSGT, alteration or tampering of the Product by Xtera or Xtera’s customer, or by operation in a manner in violation of written operational instruction, as mutually determined by the parties in good faith; or

(b) any defect caused by an error in designs provided in writing by Xtera and/or defect in consigned materials supplied by Xtera

6.6 Process Warranty. NSGT warrants that it has all necessary right, title and license to any and all processes and/or methods necessary to perform the Services and will pay all related royalties, fees and charges for any and all Products serviced under this Agreement.

6.7 THE PROVISIONS OF THIS SECTION 6 SET FORTH NSGT’S SOLE LIABILITY WITH RESPECT TO THE WARRANTY SET FORTH HEREIN. EXCEPT AS SET FORTH HEREIN, NSGT DISCLAIMS ALL WARRANTIES REGARDING THE PRODUCTS AND SERVICES PROVIDED HERETO, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

7.	Shipping and Delivery.

7.1 All Products shall be manufactured and assembled in the United States or other locations mutually agreed by the Parties. All Delivery of the Products will be made by NSGT at a designated manufacturing facility of NSGT or its Subcontractor (“NSGT’s Manufacturing Facility”). Delivery of Products will be FCA (Free Carrier; INCOTERMS 2000) NSGT’s facilities in San Jose California or as mutually agreed by the Parties. “Delivery”, for purpose of this article, means the delivery of Products, which are [****], tested, packaged and crated for shipment.

7.2 Xtera will issue Orders to NSGT for Products no later than 120 days (“Lead Time”) in advance of the Delivery Date set forth on such Order (“Specified Delivery Date”). NSGT will accept or reject any Order within five (5) business days of receipt of such Order. In the event of rejection, NSGT shall specify the basis of the rejection. NSGT may only reject an order on the basis of incorrect price and /or failure to comply with Lead Time requirements. If the Order is less than 120 days of the Delivery Date, both parties should work out a mutually acceptable Delivery Date.

7.3 Xtera will be responsible for shipping of products from NSGT’s Manufacturing Facility to Xtera designated ship to locations.

8.	Payment Terms and Credit.

8.1 Pricing. The unit price to be paid by Xtera for the Product shall be based on the agreed amount by both parties consistent with the pricing formula set forth in Exhibit B (Detail Costed Model) all payments hereunder will be paid in U.S. dollars unless otherwise mutually agreed upon by the parties in writing. For each Product, NSGT will provide periodic detailed reports supporting each element of the pricing formula including without limitation to the extent applicable direct labor cost; actual cost of material (i.e. the actual price quoted by the vendor for each component, including any related rebates or discounts or leveraged volumes) by line item, other cost adders; NSGT’s profit and any other information reasonably requested by Xtera.

8.2 Taxes. Where the law permits, NSGT will treat Xtera as exempt from applicable state and or local sales tax for Product(s) purchased pursuant to this Agreement. Where required by state or local law, Xtera will provide NSGT with a valid reseller’s exemption certificate for each taxing jurisdiction to which NSGT ships Product(s).

8.3 Invoices. NSGT will submit invoice(s) periodically to Xtera upon Delivery of Product(s), provided that such Delivery is in full compliance with the Xtera’s Order or subsequent written instructions.

8.4 Payment. Xtera will pay such invoices [****] of the Products, unused parts and/or materials in accordance with the Order or subsequent written instructions from Xtera. Payments shall be made by wire-transfer, directly to the specified NSGT lock Box.

8.5 Late payment. In the event of late payment by Xtera of any undisputed sums due, without prejudice to any other rights and/or remedies available to NSGT, NSGT shall have the

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

right to (i) hold the delivery and shipment and (ii) charge interest on the outstanding amount. (at the rate of [****] per month or where there is a maximum lower rate permissible by law, such maximum rate) from the date of invoice until the date of full payment is fulfilled (both before and after judgment), provided that such overdue payment shall not be cured by Xtera within [****] from the due date.

8.6 Except as provided in Section 8.5 above, all other decisions with respect to the extension, granting, suspension and/or continuation of credit shall be within the sole and absolute discretion of NSGT and NSGT may terminate, suspend and/or withhold any such other credit extension within its sole and absolute discretion without prejudice to such other rights that it may have whether in contract tort or otherwise.

9.	Engineering Changes.

9.1 Change Process; No Unauthorized Changes. Xtera may, upon advance written notice to NSGT, submit engineering change orders (“ECO”), for changes to the Products. ECOs will include documentation of the change to effectively support an investigation of the impact of the engineering change, NSGT will review the ECO and report to Xtera within two (2) business days of NSGT’s receipt of the ECO. If the ECO affects the manufacturing or repair costs of the Products or otherwise affects the price or delivery schedule of the Products, NSGT will notify Xtera of such event within such two (2) days, and if Xtera desires to make such change, the parties agree to negotiate in good faith an equitable adjustment to the price of the affected Products prior to implementation of the change. Unless such ECO is necessitated by a failure to comply with warranties set forth in Section 6, any inventory acquired by NSGT pursuant to this Agreement and an accepted Order, and rendered excess or obsolete by an implemented Xtera ECO shall be deemed Excess Inventory pursuant to Section 3.2.

10.	Indemnity.

10.1 NSGT will, at NSGT’s expense, indemnify, defend and hold harmless Xtera and any of its subsidiaries, affiliates, directors, officers, employees, agents, customers and independent contractors, from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with proceedings, actual or alleged claims or suits based on: (i) injury or damage to a person or property caused by any defect of Product in workmanship; (ii) contamination of or adverse affects on the environment or any violation of law, governmental regulation or orders in connection with the Services or Products, including without limitation the manufacturing thereof, (iii) infringement or misappropriation of any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any third party by or arising from use of any Product or any NSGT Services and/or manufacturing process and/or (iv) any act or omission of its Subcontractors designated by NSGT. Notwithstanding any provision to the contrary herein, NSGT will have no liability under this Agreement for: (i) any extensions, improvements or modifications made to the Product by Xtera where the harm or infringement arose from such extension, improvement or modification; (ii) any Product manufactured or Services provided by NSGT strict in compliance with the special specifications or designs or other detailed instructions provided or requested by Xtera; (iii) any infringement or breach to the extent is attributable to incorporation of designs provided in writing by Xtera, and/or materials or Parts consigned, or supplied by Xtera or Xtera Designated Supplier, into the Product; or (iv) any infringement indemnity to any claim made based on the operation or use of any Product in combination with other hardware or software not furnished by NSGT (collectively, the “Exclusion Cause”).

10.2 Xtera shall defend, indemnify and hold harmless NSGT and its subsidiaries, affiliates, directors, officers, employees, agents and independent contractors from and against any and all losses, costs, liabilities, expenses incurred from, proceedings, actual or alleged claims or suits for the Exclusion Cause set forth in Section 10.1.

10.3 Conditions. A party’s obligation to indemnify the other under this Section 10 is conditioned upon and subject to: (a) the indemnified party giving the indemnifying party reasonably prompt notice in writing of any such suit and permits the indemnifying party through counsel of its choice, to answer the charge of infringement and defend such claim or suit; (b) the indemnified party provides the indemnifying party information, assistance and authority, at the indemnifying party’s expense, to enable such party to defend the suit; and (c) the indemnifying party will not be responsible for any settlement made by indemnified party without its prior written consent. The indemnifying party agrees not to disclose or publicize the terms of any settlement of a suit against the indemnified party without first obtaining such party’s written permission.

11.	Intellectual Property Rights.

11.1 NSGT shall own all right title and interest in and to any manufacturing process or technology developed by NSGT prior to this Agreement and any Developments and related Intellectual Property Rights, which constitute improvements to such manufacturing process. NSGT hereby grants and agrees to grant Xtera a non-exclusive, perpetual, sub-licensable, irrevocable, royalty-free, worldwide right and license to use, make, have made, sell, offer for sale, import and practice any Developments which constitute improvements to such manufacturing process in connection with the Products or any version thereof.

11.2 Except development and related Intellectual Property Rights owned by third party, Xtera shall own and continue to own all right, title and interest in and to the Products, the technology contained in such Products including without limitation any improvements thereto and technology contained in any versions thereof (collectively “Product Technology”) and any Intellectual Property Rights in and to the Products and Product Technology. Except as set forth in Section 11.1 for Developments which constitute improvements to NSGT’s manufacturing process and any other development and related Intellectual Property Rights owned by third party, Xtera shall also own all right title and interest in and to any and all other Developments (“Other Developments”) and related Intellectual Property Rights. NSGT hereby irrevocably and unconditionally assigns, transfers and otherwise conveys, and agrees to assign, transfer and convey, all right, title and interest in and to such Other Developments and any and all Intellectual Property Rights related to such Other Developments to Xtera. Such assignment, transfer and conveyance is complete and shall be deemed to occur as and when NSGT and its employees and Subcontractors perform such Services. NSGT represents and warrants such assignment, transfer and conveyance as complete and not subject to any lien or other encumbrance on behalf of

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NSGT or any other party. NSGT shall not retain any rights in or to the Other Developments or related Intellectual Property Rights. NSGT agrees to assist Xtera, and ensure the assistance of any Subcontractors, in any reasonable manner to procure and maintain, for Xtera’ benefit, patent, copyright, trademark and other proprietary rights protection in the Other Developments and related Intellectual Property Rights. NSGT hereby agrees, on behalf of it, and its employees, to irrevocably transfer and assign to Xtera, and waives and agrees never to assert, any and all Moral Rights either NSGT any of 11.2 shall survive any termination of this Agreement.

11.3 Xtera hereby grants to NSGT a non-exclusive, worldwide, fully paid-up, royalty-free license to Xtera’s Product Technology and Other Developments solely as necessary for NSGT’s performance hereunder. NSGT hereby acknowledges that such Product Technology and Other Developments shall be deemed Confidential Information of Xtera and subject to the provisions of Section 14. Except as set forth in this Section 11.3, NSGT shall not acquire any right or interest in or to Product Technology, Other Developments or any Intellectual Property Rights therein or thereto.

11.4 Xtera will retain title to and beneficial ownership of any tools, dies, molds, jigs, patterns, hobs, computer equipment, electrodes, punches, artwork, screens, tapes, templates, machinery, test equipment, fixtures, gauges, Xtera Provided Equipment, Specifications, drawings or other documents or data furnished, paid for or charged to Xtera. While in NSGT’s possession, NSGT will hold such property in trust for Xtera and maintain and preserve such property for Xtera’s benefit for a period of five (5) years following termination of this Agreement. NSGT will clearly mark all of Xtera’s property in its possession “Property of Xtera” (or substantially similar marking) and will not use such property for any purpose other than to perform the services under this Agreement without Xtera’s prior consent. NSGT will keep an up to date inventory of all Xtera property in its possession and provide a copy to Xtera upon Xtera’s request. Xtera may, on forty-eight (48) hours prior notice, require that NSGT return some or all of such property and, if it does so, NSGT will immediately deliver all such property to Xtera or, in Xtera’s discretion and expense, permit Xtera to take possession of such property wherever it is situated. If Xtera requires that NSGT return of any Xtera-owned property that is required to manufacture and deliver a Product, NSGT will be relieved of its obligation to supply such Product to Xtera.

12.	Terms and Termination.

12.1 Term. This agreement will commence on the Effective Date and will continue for a period of [****] thereafter, unless earlier terminated pursuant to this Agreement.

12.2 Termination for Cause. This Agreement may be terminated by a party for cause immediately upon the occurrence of and in accordance with the following:

(a) Bankruptcy Event. Either may terminate this Agreement by delivering written notice to the other party upon the following event’s occurrence:

If either party is adjudicated bankrupt, or is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within sixty (60) days of filing (“Bankruptcy Event”).

(b) Termination for Default. Either party may terminate this Agreement if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements here under in any material respect, which violation, default or failure is not cured within thirty (30) days after written notice (which notice will describe the alleged breach in reasonable detail) from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

12.3 Effect of Termination. In the event of the expiration or termination of this Agreement,

12.3.1 In the event that this Agreement is terminated by Xtera without any cause or terminated by NSGT due to Xtera’s default or breach hereunder, Xtera shall be responsible for costs and liabilities under Section 3 hereof based on the Order submitted by Xtera and NSGT accepted prior to the date of such expiration of termination.

12.3.2 In the event Xtera does not exercise its cancellation rights, this Agreement expires on its terms or this Agreement is terminated by NSGT, NSGT will complete the production of any Products of which NSGT has accepted an Order as of the effective date of such expiration or termination and deliver such completed Products to Xtera by the acknowledged Delivery Date.

12.3.3 Xtera has the obligation to pay all undisputed outstanding invoices related to the Products already shipped and properly invoiced; provided that Xtera shall not unreasonably dispute invoices.

12.3.4 A party shall not be liable to the other party because of such party’s proper termination of this Agreement pursuant to this Section 12.3.2 or the expiration of this Agreement, for compensation reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill, on account of any expenditures, investments or commitments made by either, or for any other reason whatsoever based upon the result of such expiration or proper termination by such party. The termination of this Agreement shall not affect either parties’ claims for breach of the Agreement arising prior to such termination.

Sections 5.3, 7 (Standards of Performance), 11 (Indemnity), 12 (Intellectual Property Rights), 13 (Term and Termination), 14 (Limitation of Liability), 15 (Confidentiality), 16 (Records and Audits) and 18 (Miscellaneous) shall survive termination or expiration of this Agreement.

13.	Limitation of Liability.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ABOVE LIMITATION SHALL NOT APPLY IN THE EVENT OF A BREACH UNDER SECTION 11 OR 14 OR TO THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.

14.	Confidentiality.

14.1 Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

14.2 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

(a) was generally known and available at the time it was disclosed or becomes generally known and available through no fault of the receiver;

(b) was known to the receiver, without restriction, at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

(c) is disclosed with the prior written approval of the disclosure;

(d) was independently developed by the receiver without any use of the Confidential Information and by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development; or

(e) becomes known to the receiver, without restriction, from a source other than the disclosure without breach of this Agreement by the receiver and otherwise not in violation of the discloser’s rights.

14.3 Authorized Disclosure. In addition, each party shall be entitled to disclose the other party’s Confidential Information to the extent such disclosure is requested by the order or requirement of a court, administrative agency, or other governmental body; provided, that the party required to make the disclosure shall provide prompt, advance notice thereof to enable the other party to seek a protective order or otherwise prevent such disclosure. Notwithstanding the provisions of this Agreement, each party may disclose the terms of this Agreement (i) in connection with the requirements of an initial public offering or securities filing or as otherwise required to comply with disclosure requirements for publicly traded companies; (ii) in confidence, to accountants, banks, and financing sources and their advisors; (iii) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

14.4 Equitable Relief. If either party breaches any of its obligations with respect to confidentiality, or if such a breach is likely to occur, the other party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

15.	Records and Audits.

NSGT shall keep full, complete and accurate records which support the pricing and payments hereunder and/or which relate to the performance of Services including without limitation, correspondence, vendor invoices, instructions, memoranda, receipts, specifications, vouchers, quality assurance records, testing documentation, lot history records, test lost traceability records, warranty support records and similar data. These records shall be prepared and maintained on the basis of generally accepted accounting principles, consistently applied, and shall be retained for a period of at least three (3) years from the termination of this Agreement. All such records shall be available to Xtera or to Xtera’s authorized representative, not more than once per year, upon request of Xtera, within a reasonable period of time after such a request, at a reasonable location, and during normal business hours during the term of the Agreement and for a period of three (3) years after expiration of the Agreement (“Audit Period”). During such Audit Period, Xtera or its authorized representative may also inspect any facilities at which the Services are performed to ensure compliance with the terms of this Agreement.

16.	Hazards.

If NSGT becomes aware of any information which reasonably supports a conclusion that any Product may present any danger of bodily injury or property damage (“Hazard”), NSGT will promptly notify Xtera in writing setting forth in detail, the details of all information as known by NSGT. Unless expressly prohibited by law, NSGT will give Xtera such notice prior to giving any notice to any governmental agency. NSGT will promptly provide Xtera with all relevant data and review and discuss with Xtera all information, tests, and conclusions relating to the alleged Hazard and the basis for any contemplated recall or other remedial action. Without limiting the warranties hereunder, the parties will immediately meet and confer regarding the remedial action required and all costs of any such remedial action including, but not limited to, the reasonable out-of-pocket costs directly related thereto, shall be paid by (i) Xtera if attributable to a design defect, or (ii) NSGT if attributable to defects in non Xtera mandated materials or workmanship. NSGT will, upon request, provide to Xtera and/or Xtera’s designee all reasonable assistance in determining how best to deal with the Hazard, and preparing for and making any presentation before any governmental agency which may have jurisdiction over any aspect of any Hazard.

17.	Miscellaneous.

17.1 Force Majeure. Neither party shall be liable in any manner for failure or delay to perform all or part of this Agreement, directly or indirectly, due to fire, casualty, flood, war, strike, lockout, epidemic, riot, instruction or any other cause beyond the reasonable control of the parties (collectively as “Force Majeure”); provided that the suffering party timely notifies the other party of such event and use its best efforts to mitigate the impacts thereof. However, if such Force Majeure continues for sixty (60) days, the party may terminate this Agreement and/or any Order issued hereunder without any penalty. Labor disputes or strikes shall not be considered Force Majeure events.

17.2 Compliance with Laws. Each party shall comply with all applicable laws, regulations and rules of any governmental authority having jurisdiction and shall obtain all necessary permits, licenses and consents of governmental authorities necessary for the manufacture, sale, export, import or other performance contemplated by this Agreement. NSGT hereby represents and warrants that no consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery and performance of this Agreement. The Parties agree that the Services, including without limitation manufacturing services, and the Products shall comply with all applicable environmental and hazardous substance laws, rules and regulations, including but not limited to those promulgated by the United States Environmental Protection Agency and any European directives such as the Directive on Waste Electrical and Electronic Equipment (2002/96/EC) (“WEEE”) and the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“ROHS”) and shall use reasonable commercial efforts to ensure such compliance, provided that Xtera shall be liable for all related costs, expenses and an additional service fees to NSGT determined by both parties. Notwithstanding the above, NSGT’s liability with respect to RoHS or environmental and hazardous substance laws, rules and regulations is conditioned on the understanding that NSGT’s verification is limited to such components, parts, materials, or products that are manufactured by NSGT for use within the Product, and any non-Xtera AVL (Approved Vendor List) components purchased by NSGT and integrated into the Product. NSGT provides no verification or warranty that Xtera AVL components, parts, materials, or products purchased by NSGT for integration into a Product are RoHS (or other related legislation) compliant, nor shall NSGT be responsible for Xtera consigned components, parts, materials, or products.

17.3 Import/Export Requirements; Insurance. Xtera and NSGT will comply with all import and export laws and regulations and maintain appropriate import and export documentation. NSGT shall maintain commercially reasonable insurance to cover costs of damage to NSGT’s facilities and products or materials contained in such facilities.

17.4 Assignment. Unless otherwise expressly agreed by the other party, any purported assignment without such consent shall be null and void; provided that such consent shall not be required for assignment to an entity participating in a merger, acquisition or sale of substantially all the stock or assets of a party.

17.5 Governing Law; Arbitration. Any dispute arising under or in connection with this Agreement shall resolved using the dispute resolution process set forth in this Section 17.5. The arbitration shall be conducted pursuant to the Commercial Rules of the American Arbitration Association (the “Rules”) then in effect. Notwithstanding those Rules, the following provisions shall apply to the arbitration hereunder:

17.5.1 Arbitrators. The arbitration shall be conducted by a single independent arbitrator, if the parties agree upon one, otherwise to three (3) independent arbitrators, one to be appointed by each party and a third to be chosen by the first two named before they enter upon the business of arbitration. If the two (2) arbitrators are unable to agree upon the third arbitrator, such third arbitrator shall be appointed in accordance with the Rules.

17.5.2 Binding Nature. The award and determination of the arbitrator(s) or any two of the three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns.

17.5.3 Proceedings. The parties and arbitrator or arbitrators shall use reasonable, diligent efforts to complete the arbitration within sixty (60) calendar days after the appointment of the arbitrator or arbitrators under Section 17.5.1. In rendering its or their decision the arbitrator or arbitrators shall apply the substantive law of the State of New York, without regard to its conflict of laws provisions, except that the interpretation of an enforcement of this Section 17.5 shall be governed by the U.S. Federal Arbitration Act. Proceedings shall be conducted in New York and the fees of the arbitrator or arbitrators shall be shared equally by the parties. Nothing herein shall prevent either party from seeking injunctive or other interim relief from a court of competent jurisdiction in order to protect such party’s intellectual property rights and/or Confidential Information.

17.6 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

17.7 Severability. If any term, condition, or provision of this Agreement, or portion thereof, is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. Such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

17.8 Disaster Recovery. NSGT will maintain at all times a Disaster Recovery Plan, a copy of which has been provided to Xtera, and NGST shall inform Xtera within a reasonable period of time of any modifications thereto.

17.9 Entire Agreement. This Agreement, and the exhibits hereto, represent and constitute the entire agreement between the parties and supersede all prior agreements between the parties, whether written or oral. This Agreement may only be amended in writing signed by representatives of both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

NSG Technology Inc.		Xtera Communications, Inc.

By:	/s/ Ted Dubbs	By:	/s/ Paul J. Colan

Name: Ted Dubbs		Name: Paul Colan

Title: VP of Business Development		Title: Sr. VP & CFO

Date Signed: 2-6-13		Date Signed: 3/19/2013

EXHIBIT A

XTERA PROVIDED EQUIPMENT

2/13/2006

EQUIPMENT AT FOXCONN

Insertion Loss Test Station	Two racks
TSC/XP/Fan Test Station	Two Racks with Server
Server	Two Racks with TSC/XP/Fan Test Station
APM/OAC Test Station	X
Spare Backplane
Printer	HP 8100
Thermal Chamber
48V Rectifier
Network Hub	Rack with all RJ45 cables
Overhead infrastructure	Cable Management
PC and Monitor	DEV PRG-2

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

EXHIBIT B

DETAIL COSTED MODEL

Detail Cost Model

Rev D

[****]

[****]	[****]
[****]	[****]	Payment Terms: [****]
[****]	[****]
[****]	[****]
[****]	[****]

Division of Tasks

Site	MODULE
FC	LA

Notes:

1. All PCBs, PCBAs and Electrical/Mechanical/Optical Assemblies for a given Module will be procured, assembled and tested at the respective site

2. [****]

3. [****]

4. Compliance and Reliability Testing to be performed or coordinated by Foxconn.

5. Schedule Base on build schedule that Xtera and Foxconn both agree upon.

6. Xtera to issue PO to allow procurement and ramp-up activities to begin immediately

7. [****]

Additional note:

Xtera will need to send a Testing/Debug person to San Jose during first build to assist with learning curve.

[****]

For fiber Splicing, we will use our enclosed PCBA area but not a clean room.

Any custom test equipment required is paid for or consigned by Xtera

Suggest 3rd party for compliance and reliability testing paid for by Xtera

Logistics cost (inbound/outbound) is covered by Xtera.

FC	SBA
FC	BA
FC	MDM30
FC	MDM8
FC	Fixed XP
FC	TSC
FC	XP Shelf
FC	Fan Module
FC	DLCPM
FC	CPLR
FC	DIL
FC	Filter
FC	SBCS
FC	OADM
FC	DCU/MSDCU
FC	OCHM
FC	APM
FC	OAC
FC	PDU
FC	FSU
FC	FP
FC	Rack
FC	Filler Card
FC	Meriton Products
FC	Azea Products

EXHIBIT C

NPI SLA — SERVICE LEVEL AGREEMENT

Rev. 06

NSGT

Owner	Activity	Service Level Agreement
Date 02-10-09

Supply Chain Management	Material Procurement	NSGT will pipeline the material based on the P/O from Xtera. Xtera will be 100% liable for the cost of all materials purchased by NSGT according to Xtera’s P/O. If the PPV above $200.00 per line items, NSGT buyer will ask for Authorization from Xtera before procuring. NSG is expecting to turn around the quote in 7 – 14 working days.

	Lead time assessment	Will start upon completion of order placement, and no more than 5 days after receipt of BOM, AVL, and customer order. Build date can vary based on material availability and will be reported.

	Consigned materials	CM to receive a list of parts to be consigned to CM upon receipt of BOM and build request.

	BOM Costing	Will be done based on actual purchase price. MOQ will apply & will be reported.

	Initial BOM review for risk rating & component leadtime analysis and AVL discrepancy clean up	5 days after request from buyer (pending 90% completion of initial BOM).

	Initial coverage report	5 days after receipt of initial BOM. Report will be a consolidated materials report that includes all parts on the BOM, including CM, distributor, and Xtera supplied parts. Report will list BOM revision level.

	Follow-on coverage report	3 days after receipt of CUP/RCN/Deviation and weekly thereafter. Report should list BOM revision level and include CUPs that have been released. Report will be a consolidated materials report that includes all parts on the BOM, including CM, distributor, and Xtera supplied parts.

	Shortage Report	Weekly, after receipt of initial BOM. Includes listing of all parts, inclusive of CM, Distributor, and Xtera supplied parts.

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

Owner	Activity	Service Level Agreement
Date 02-10-09

	Kit Pull & Kit Audit	Kit pull 5 days prior to build date, or at Fab out date, whichever is closest to build date. Kit ready for audit 3 days prior to build date. Provide (weekly) Kitting report on NPI builds only.

	E&O reporting	Monthly.

	Disposition of Excess material	All excess material will be reported monthly, or as need. Disposition (scrap / hold/buy back) based on customer request. Xtera will issue a P/O to NSGT for the [****] business days after receiving the excess inventory report from NSGT. Also Xtera may elect to keep in consigned inventory at NSGT for next build.

	Disposition of Obsolete material	All obsolete materials will be reported monthly, or as need. Dispositive (scrap / hold/buy back) based on customer request. Xtera will issue a P/O to NSGT for the [****] business days after receiving the obsolete inventory report from NSGT. Xtera should be able to verbally direct a deviation but must follow up within 24 hours. ECO MCO Approval and response time

	Proto material buy down reporting	Published within 15 days after PILOT start date. Report is a listing of all material that requires material buy-down (e.g. PPV adjustment resulting from proto price vs. production pricing).

	Risk buy of unreleased / long lead material	Xtera to inform CM on any specific purchases to be made to secure materials for production.

	Facility Access	Xtera personnel will have free and unrestricted access to manufacturing areas related to Xtera product inside NSG facility as well as the [****] area.

NPIE	When are deviations needed	Any deviations from original doc. pkg should be issued via a written deviation prior to Build Start (at least one day before the build start). Any verbal or email instructions that are made w/ the supplier for urgent changes need to be documented via written deviation within 24 hours after informal notification/agreement was given.

	Response time to schedule changes	Immediate response (e.g. no later than 24 hours after notification from Xtera of change) confirming if change can be supported, or if there is a potential issue and thus further discussion is required.

Owner	Activity	Service Level Agreement
Date 02-10-09

	Update H/W/C list	3 days after build completion. Note, H/W/C list is also known as the Post Proto Build “DFM report.” Thus, the DFM report should be updated after every build. Each DFM recommendation should be forwarded as they are found and then to be included in the final DFM report at build completion.

	DFM review	3 days after receipt of CAD data. DFM report to identify and quantify ($$) areas terms for cost avoidance

	Verification of documentation package completeness	1 day after receipt of doc package. CM to verify that package meets the criteria of (complete documentation package)

Quality Engineer	Yield reporting	3 days after build, yield reports will be ready for flying probe, ICT, 5DX, and/or Burn In (whichever tests were performed for that build) along w/pareto breakdown detailing the issues. NSGT should be able to provide reports on build progress; yield; repair debug; SCAR (SD) and kitting, etc.

Test Engineering	DFT review	3 days after received of Schematics and CAD (*.brd, *.cad, *.faz…..) files

	ICT program and fixture development	10 working days for the board less than 500 nets, 15 working days for the board less than 1,500 nets, 28 working days for the board less than 3,000, 25 days for the board less than 4,500 nets and 30+ working days for the board with more than 5,000 nets after received of Schematics, BOM, CAD (*.brd, *.cad, *.faz…..). Gerber files, one loaded board for fixture build, one known good board for program debug.

Flying probe test development

1) Require test fixture

3) Development time and Fine tune time are based on total test step.

0 – 1000 test step ––––– Development time – 3 hrs. Fine tune time – 6 hrs.

3001 – 7500 test step ––– Development time – 5 hrs. Fine tune time – 10 hrs.

7500 – more test step ––– Development time – 8 hrs. Fine tune time – 18 hrs.

Owner	Activity	Service Level Agreement
Date 02-10-09

5DX test development

1) Require test fixture

2) Board specifications list below:

# Panel Thickness: 16 mils (0.4 mm) (25 to 125 mils (3.2mm)

# Board edge clearance: 118 mils (3mm)

# Maximum panel weight (including carrier): ___ lbs (4.5Kg)

# Maximum board size: 18.0 x 24.0 in. (457 x 609 mm)

# Minimum board size (w/o carrier): 4.0 x 5.0 in. (102 x 127 mm)

3) Development time and Fine tune time are based on total components and pin count.

0 – 1000 pins ––––– Development time – 3 hrs. Fine tune time – 6 hrs.

3001 – 7500 pins ––– Development time – 5 hrs. Fine tune time – 8 hrs.

7500 – more pins ––– Development time – __ hrs. Fine tune time – 12 hrs.

	Debug failed units	1) Debug (BFT) fixture; 2) Diagnostic software and specification; 3) Hardware specification with functional block diagram; 4) Updated schematic; 5) CPLD and all programming parts support; 6) Scrap after Debug 3 times (3 strikes) - to be Paid by Xtera. Xtera must agree in writing before any unit is scrapped.

	Functional, ESS, System, Burn In, QRT Test	Required Test Spec. Test program. Test equipment and Daig. Code for the products.

	Data Access	Unrestricted access to build data and test data on Xtera products (eFOX)

Program Manager	Confirm the Project start/ship dates	4 days after receipt of Final doc package

	Final Project Quotes to Xtera	5 days before assembly start

	Prototype P1, P2, P3 ship date	First-off’s in 5-days after build start

	Rework leadtime and shipment	To be determined on case by case basis dependent upon the magnitude of rework. Rework to start no later than 24 hours from receipt of rework instructions and material.

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

Owner	Activity	Service Level Agreement
Date 02-10-09

Feedback to Xtera

measurement of Xtera’s performance to its’ deliverables:

- quality/timeliness of build plan delivery

- communication of build changes

- timeliness of documentation package transfer

- completeness of documentation pkg

- quality of the documentation pkg

- on time delivery of Xtera controlled and supplied material

- engineering changes during prototype builds

- availability of preliminary data for DFM, DFT & BOM reviews

- Response to DFM, DFT & B OM risk analysis

- Implementation of DFM issues

- Delivery of Xtera supplied test equipment

	Build Planning	All aspects of planning need to be covered and approved by XCI before (4 weeks) the commencement of build. This includes (but not limited to): Capacity Plan, Manpower Plan, Equipment Plan, Training Plan, Facilities Plan & Documentation Transfer. Foxconn will execute as per the mutually agreed plan unless otherwise authorized by XCI.

Xtera Systems

Buyer/Planner	List of Xtera AVL parts	To be submitted with initial BOM.

	Production Forecast or P/O	Xtera to provide [****] build visibility and quarterly review update meeting between Xtera & Foxconn

	830 EDI Feeds (if any)	N/A

	Xtera supplied parts receipt	3 days prior to build start

	Fab receipt	*Gerber files available two days prior to build start * Fab available one day prior to the build

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

Owner	Activity	Service Level Agreement
Date 02-10-09

	Prototype PO	Initial P/O with est. cost when CM starts to procure material for the upcoming builds. Finalized PO will be issued 2 days after receipt of final proto pricing or at least 1 day before the build start. Payment term: [****].

	Disposition parts on E&O report	Buyer to issue P/O to disposition material within [****] of receipt of E&O report from CM/Distd. Xtera will be 100% liable for all raw material (based on Xtera BOMs) procured to support Xtera’s projects.

	Proto buy down PO	Within [****] of receipt of excess materials report (based on Xtera BOM) from CM

Buyer/Planner, SBE, NPIE	Provide profile boards	Ensure proto build plan supports requirement for 2 profile boards to CM, if profiling is required. Profile boards are paid for by Xtera and kept by the CM (we can’t use Solder board to do that)
	Written Response to BOM reviews & AVL expansion	24 – 48 hours after receipt

NPIE	Preliminary BOM transfer	As soon as available. 8 weeks prior to build start.
	Preliminary CAD data transfer	As soon as available. 5 Weeks prior to pre-production build start so that CM’s NPIE can provide the initial DFM report.
	Preliminary schematic transfer	As soon as available. 5 weeks prior to pre-production build start so that CM’s NPIE can provide the initial DFM report
	Transmit full doc pkg	Prefer 7 days prior to build start. At least 3 days before build start.
Issue deviation, when required

All BOM or build changes must be addressed via a written deviation. Deviation to be issued at least one day before the Build Start documenting deviations from original doc pkg. (Xtera will process all changes via an ECO in Agile. If the change is after the BOM is “frozen”, Xtera will provide instructions in the ECO to implement change as a deviation.)

	Written response to H/W/C list	N/A

SBE	Document quality feedback for built products	Supply written quality feedback to CM on each proto build within 7 days after receipt of products

Test Engineer	Test plan	One week before the build start. Prefer one month prior to the build start.

Owner	Activity	Service Level Agreement
Date 02-10-09

Program Manager	Prototype build plan	Minimum of 12 weeks prior to build start. Finalize the exact build date and QTY 4 weeks before build start.

Program Manager	Feedback to NSG

measurement of NSG’s performance to its’ deliverables:

- quality/timeliness of Proto delivery

- engineering support during prototype builds

- Material readiness for the Proto build

- DFM, DFT & BOM risk analysis

AGREED:

Xtera Communication Inc. 500 W. Bethany Drive, Suite 100 Allen, Texas 75013		NSG Technology Inc. 1705 Junction Ct. Suite 200 San Jose, CA 95112

Signed:		Signed:

Date:		Date:

Name:		Name:

Title:		Title: